DELAWARE INVESTMENTS GLOBAL DIVIDEND AND INCOME FUND, INC.

FORM N-SAR
EXHIBIT LIST
Period Ended November 30, 2009

SUB-ITEM 77C:  Submission of matters to a vote of security holders

Investment Management Agreement
The Fund held a Special Meeting of Shareholders on November 12, 2009 that was adjourned and reconvened on December 4, 2009.  At the meeting, the Fund's shareholders approved a new investment advisory agreement between the Fund and Delaware Management Company, a series of Delaware
Management Business Trust.  The results of the meeting were as follows:

Shares Voted For
2,279,643.601
Shares Voted Against or Withheld
199,897.477
No Vote
2,451,488.922

SUB-ITEM 77Q(1):  Exhibits

Investment Management Agreement
Investment Management Agreement (January 4, 2010) between Delaware Investments Global Dividend and
Income Fund, Inc. and Delaware Management Company, a series of Delaware Management Business Trust attached as Exhibit.